Consent of Independent Registered Public Accounting Firm
The Board of Directors
AMC Networks Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-234695) on Form S-3 and (No. 333-214083) on Form S-8 of AMC Networks Inc. of our reports dated February 26, 2021, with respect to (i) the consolidated balance sheets of AMC Networks Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and financial statement schedule II, and (ii) the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of AMC Networks Inc. Our reports on the Company’s consolidated financial statements refers to changes in accounting principle due to the Company’s adoption of ASU No. 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials, as of January 1, 2020, and the adoption of ASU No. 2016-02, Leases (ASC 842), as of January 1, 2019.

/s/ KPMG LLC
New York, New York
February 26, 2021